                                                                   EXHIBIT 10(a)



                                        April 1, 1997


NYLIFE Inc.
51 Madison Avenue
New York, New York 10010

Dear Sirs:

                 This letter agreement shall serve as an amendment (the "Amendment") to the Agreement dated February 15, 1996, by and among American Exploration Company, American Exploration Production Company, and NYLIFE Inc., (the "Agreement"). Defined terms used herein have the meaning attributed to them in the Agreement.

                 The existing language in Paragraph 7 of the Agreement shall be deleted in its entirety and replaced with the following:

                          Agreement in Lieu of Liquidation Reserve

                          In lieu of the establishment by any NYLOG
                          Partnership, or the general partners thereof, of any reserve for contingent liabilities in connection with any dissolution and liquidation of the NYLOG Partnerships, as contemplated by this Agreement, NYLIFE and the American Parties agree as follows:

                          Upon the payment by NYLIFE of $2.5 million to AX concurrently with liquidation of the NYLOG Partnerships, all Liabilities, as hereinafter defined, of the NYLOG Partnerships, will be borne (i) up to an aggregate amount of $2.5 million by the American Parties, (ii) in excess of $2.5 million through $4.0 million by NYLIFE, and (iii) in excess of $4.0 million through $8.0 million by the American Parties. All Liabilities in excess of $8 million will be borne equally by the American Parties on the one hand and NYLIFE on the other. For purposes of this Agreement, the term "Liabilities" shall include all amounts, including, but not limited to, third party costs, expenses, fees, disbursements (including counsels' fees and disbursements), judgments, payments in settlement and other amounts paid or due, which could be reserved for in connection with the dissolution and liquidation of the NYLOG Partnerships, but excluding (i) all internal costs of AX, AEPCO and their affiliates that would otherwise be classified as Liabilities, (ii) all Indemnified Liabilities and rights with respect thereto of the American Indemnified Parties and (iii) specific liabilities assumed pursuant to the letter agreement, dated April 2, 1997, among the American Parties and NYLIFE Equity Inc.

All other terms and provisions of the Agreement shall remain in full force and effect.

                 If the foregoing is satisfactory, please indicate your consent to, and agreement with, the Amendment by signing the enclosed copy hereof and returning the same to the undersigned, whereupon this letter shall become a binding agreement among the parties hereto.


                                        AMERICAN EXPLORATION COMPANY
                                        and AMERICAN EXPLORATION
                                           PRODUCTION COMPANY



                                        By: /s/ JOHN M. HOGAN
                                            ----------------------------------
                                                 Name:  John M. Hogan
                                                 Title:    Sr. V.P. & CFO


CONSENTED AND AGREED TO
as of the 1st day of April, 1997

NYLIFE INC.



By: /s/ ALICE T. KANE
    -----------------------------
        Name:  Alice T. Kane
        Title: Vice President



                                      3